Exhibit 99.1
INVESTORS: Allan Kells
(816) 201-2445 akells@cerner.com

MEDIA: Tracy Richardson
(816) 201-5042 tracy.richardson@cerner.com

Cerner’s Internet Home Page: http://www.cerner.com
Cerner Delivers Record New Business Bookings
Revenue and Earnings Growth Strong
KANSAS CITY, Mo. — October 20, 2005—Cerner Corp. (NASDAQ: CERN) today announced results for the 2005 third quarter ended October 1, 2005, delivering record levels of new business bookings and strong revenue, earnings and cash flow. New business bookings revenue in the third quarter was $450.5 million, which is up 109 percent over the third quarter of 2004 and an all-time record. Third quarter bookings include $149.4 million of bookings for the initial phase of Cerner’s contract with Fujitsu Services Ltd. as part of the National Health Service (NHS) initiative to automate clinical processes and digitize medical records in the Southern Cluster of England. Excluding bookings revenue from this contract, Cerner’s bookings revenue was $301.1 million, which is up 40 percent over the third quarter of 2004 and higher than the record bookings of $284.3 million in the second quarter of 2005.
Third quarter 2005 revenues increased 28 percent to $294.6 million compared to $231.1 million in the year-ago quarter. Third quarter 2005 net earnings were $26.6 million compared to net earnings of $14.8 million in the third quarter of 2004. Third quarter 2005 net earnings includes an adjustment related to a prior period for a tax benefit from the carry back of a capital loss generated by the sale of Zynx Health Incorporated, and third quarter 2004 net earnings included an adjustment related to a charge for vacation accrual that related to prior periods. Excluding these two items, net earnings were $21.8 million in the third quarter of 2005, which is up 29 percent compared to $16.9 million in the third quarter of 2004. Third quarter 2005 diluted earnings per share were $0.67 including the tax benefit and $0.55 excluding it. Analysts’ consensus estimate for third quarter 2005 diluted earnings per share was $0.55.
Other Third Quarter Highlights:
•	Record cash collections of $298.9 million and strong operating cash flow of $46.9 million.

•	Days sales outstanding of 98 days compared to 104 days in the year-ago quarter and 98 days in the second quarter of 2005.

•	Operating margin of 12.6 percent compared to 12.3 percent in the second quarter of 2005 and 12.9 percent (before charge for vacation accrual) in the third quarter of 2004.

•	Total revenue backlog of $1.97 billion, up 35 percent over the year-ago quarter. This is comprised of $1.58 billion of contract backlog and $389.6 million of support and maintenance backlog.

•	233 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 4,500 Cerner Millennium solutions at nearly 900 client facilities worldwide.

Cerner Delivers Record New Business Bookings
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“I am very pleased with our record third quarter results,” said Neal Patterson, Cerner’s co-founder, chairman and chief executive officer. “Our strong top-line and earnings growth reflect the momentum created by our continued leadership position in the United States, our rapidly growing global presence, and the near universal recognition that information technology can significantly improve health outcomes and reduce costs.”
“We believe the outlook for our industry remains strong,” added Patterson. “A recently released study by the RAND Corporation indicates the U.S. healthcare system could save lives as well as $162 billion annually with widespread use of healthcare information technology (HIT). This study provides evidence that could spark more widespread investment in HIT, and we believe Cerner is well positioned to benefit from this trend. Our unified architecture and the depth and breadth of solutions uniquely allow Cerner to connect physician offices, hospitals, clinics, laboratories, pharmacies, and consumers’ homes.”
Future Period Guidance
The Company has increased it’s guidance for 2005. The Company expects revenue in the fourth quarter of 2005 to be approximately $305 million to $310 million. This equates to $1.14 billion to $1.145 billion for the year 2005, which is up from a prior range of $1.12 billion to $1.14 billion. Cerner expects diluted earnings per share in the fourth quarter to be between $0.67 and $0.68, which is approximately 20 percent higher than the fourth quarter of 2004. This equates to $2.16 to $2.17 per share for the year 2005, which is up from a prior range of $2.13 to $2.16. Cerner expects new business bookings in the fourth quarter to be between $300 and $315 million, which is approximately 25 percent higher than the fourth quarter of 2004.
For the year 2006, Cerner indicated that it is comfortable with the analysts’ consensus estimate for diluted earnings per share of $2.66, which reflects growth of 23 percent over 2005 estimates. Cerner expects 2006 revenue to be between $1.30 billion and $1.34 billion.
Third Quarter 2005 Income Tax Benefit
In connection with filing the Company’s 2004 income tax return, management determined that the sale of Zynx Health Incorporated in the first quarter of 2004 resulted in a tax capital loss. This tax capital loss was carried back against capital gains previously realized resulting in a tax benefit of $4.8 million.
The tax benefit, if properly recorded in 2004, would have increased 2004 net earnings by $4.8 million. As the impact to prior year’s annual consolidated financial statements was not material, the Company recorded this tax benefit of $4.8 million in the third quarter of 2005.
Third Quarter 2004 Accrued Vacation Pay Adjustment
As reported on October 20, 2004, in conjunction with a review of the process for calculating the liability for accrued vacation pay at the end of the third quarter of 2004, the Company determined that the liability on the balance sheet relating to periods prior to 2004 was understated by $3.3 million. While the Company was fully accrued for all vested vacation that would be subject to payout upon termination, the Company understated the liability for accumulated vacation that could be used in subsequent periods by associates in excess of the vested amount payable upon termination.
The expense, if properly recorded in 2000 through 2003, would have increased 2003 net earnings by $0.1 million and would have decreased net earnings by $0.4 million in 2002, $0.6 million in 2001, and $1.2 million in 2000. The cumulative impact on net earnings was a decrease of $2.1 million for this four-year period. The impact on 2004 net earnings was a positive $8 thousand. As the impact to prior year’s annual financial

Cerner Delivers Record New Business Bookings
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statements was not material, Cerner recorded additional expense of $3.3 million, $2.1 million after-tax ($0.06 per share), in the 2004 third quarter to appropriately reflect the liability as of October 2, 2004. As previously reported, the Company revised its process for calculating the liability for accumulated vacation to accurately report this information in the future.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on third quarter results at 3:30 p.m. CDT on October 20, 2005. The dial-in number for the call is (617) 614-3669 with a pass code of Cerner. The replay number is (617) 801-6888 (Pass code: 42331029). The rebroadcast of the call will be available from approximately 6:00 p.m. CDT, October 20, through 6:00 p.m. CDT, October 23.
An audio Webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, and Cerner’s logo. (Nasdaq:CERN), www.cerner.com.
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “believe,” “could,” “well positioned,” “guidance,” “expects,” “comfortable,” “estimate” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, changes in the healthcare industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, government regulations, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, risks associated with the Company’s global operations, the recruitment and retention of key personnel, risks related to doing business with third party suppliers, and the potential inconsistencies in sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

	Note (1)	Note (1) (2)	Note (3)	Note (3) (4)
	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	October 1, 2005	October 1, 2005	October 2, 2004	October 2, 2004
Revenue
System sales	$110,173	315,315	82,882	252,247
Support, maintenance and services	175,208	495,460	140,123	401,141
Reimbursed travel	9,241	24,196	8,062	24,796

Total revenue	294,622	834,971	231,067	678,184

Margin
System sales	68,497	196,543	57,156	170,945
Support, maintenance and services	160,820	458,114	128,898	364,989

Total margin	229,317	654,657	186,054	535,934

Operating expenses
Sales and client service	117,010	342,141	98,919	285,993
Software development	53,968	151,999	42,837	128,160
General and administrative	21,142	66,459	17,942	47,006

Total operating expenses	192,120	560,599	159,698	461,159

Operating earnings	37,197	94,058	26,356	74,775

Interest income	588	2,306	478	1,359
Interest expense	(1,946)	(6,772)	(2,063)	(6,851)
Other income	310	387	52	2,892

Non-operating expense, net	(1,048)	(4,079)	(1,533)	(2,600)

Earnings before income taxes	36,149	89,979	24,823	72,175
Income taxes	(9,593)	(31,100)	(10,044)	(28,953)

Net earnings	$26,556	58,879	14,779	43,222

Basic earnings per share	$0.70	1.59	0.41	1.20

Basic weighted average shares outstanding	37,889	37,054	36,253	35,950

Diluted earnings per share	$0.67	1.51	0.39	1.15

Diluted weighted average shares outstanding	39,897	38,940	37,653	37,422
Note 1: Includes a tax benefit of $4.8 million relating to the carryback of a capital loss generated by the sale of Zynx in the first quarter of 2004. The impact of this refund claim is a $4.8 million increase in net earnings and an increase in diluted earnings per share of $.12 for the three and nine months ended October 1, 2005.

Note 2: Includes a charge for the write off of acquired in process research and development related to the acquisition of the medical business division of Vitalworks, Inc. The impact of this charge is a $3.9 million decrease, net of $2.4 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.10 for the nine months ended October 1, 2005.

Note 3: Includes a charge for vacation accrual of $3.3 million included in General and administrative. The impact of this charge is a $2.1 million decrease, net of $1.2 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.06 for the three and nine months ended October 2, 2004.

Note 4: Includes a gain on the sale of Zynx Health Incorporated. The impact of this gain is a $1.8 million increase, net of $1.2 million tax expense, in net earnings and an increase to diluted earnings per share of $.05 for the nine months ended October 2, 2004.

CERNER CORPORATION
NON-GAAP
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	October 1, 2005	October 1, 2005	October 2, 2004	October 2, 2004
Revenue
System sales	$110,173	315,315	82,882	252,247
Support, maintenance and services	175,208	495,460	140,123	401,141
Reimbursed travel	9,241	24,196	8,062	24,796

Total revenue	294,622	834,971	231,067	678,184

Margin
System sales	68,497	196,543	57,156	170,945
Support, maintenance and services	160,820	458,114	128,898	364,989

Total margin	229,317	654,657	186,054	535,934

Operating expenses

Sales and client service	117,010	342,141	98,919	285,993
Software development	53,968	151,999	42,837	128,160
General and administrative	21,142	60,077	14,596	43,660

Total operating expenses	192,120	554,217	156,352	457,813

Operating earnings	37,197	100,440	29,702	78,121

Interest income	588	2,306	478	1,359
Interest expense	(1,946)	(6,772)	(2,063)	(6,851)
Other income	310	387	52	(131)

Non-operating expense, net	(1,048)	(4,079)	(1,533)	(5,623)

Earnings before income taxes	36,149	96,361	28,169	72,498
Income taxes	(14,387)	(38,335)	(11,314)	(29,026)

Net earnings	$21,762	58,026	16,855	43,472

Basic earnings per share	$0.57	1.57	0.46	1.21

Basic weighted average shares outstanding	37,889	37,054	36,253	35,950

Diluted earnings per share	$0.55	1.49	0.45	1.16

Diluted weighted average shares outstanding	39,897	38,940	37,653	37,422
RECONCILIATION OF NON-GAAP
TO GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	October 1, 2005	October 1, 2005	October 2, 2004	October 2, 2004

Non-GAAP net income	$21,762	58,026	16,855	43,472
Tax benefit on sale of Zynx	4,794	4,794	—	—
IP R&D write-off	—	(6,382)	—	—
Income tax effect	—	2,441	—	—
Vacation accrual	—	—	(3,346)	(3,346)
Income tax effect	—	—	1,270	1,270
Gain on sale of Zynx	—	—	—	3,023
Income tax effect	—	—	—	(1,197)

GAAP net income	$26,556	58,879	14,779	43,222

Basic earnings per share	$0.70	1.59	0.41	1.20

Basic weighted average shares outstanding	37,889	37,054	36,253	35,950

Diluted earnings per share	$0.67	1.51	0.39	1.15

Diluted weighted average shares outstanding	39,897	38,940	37,653	37,422

CERNER CORPORTATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	October 1,	January 1,
	2005	2005
Assets

Cash and cash equivalents	$134,186	189,784
Receivables, net	316,718	282,199
Inventory	8,604	7,373
Prepaid expenses and other	54,439	30,117

Total current assets	513,947	509,473

Property and equipment, net	268,012	230,440
Software development costs, net	169,025	157,765
Goodwill, net	116,455	54,600
Intangible assets, net	64,663	22,690
Other assets	10,405	7,297

Total assets	$1,142,507	982,265

Liabilities

Accounts payable	$54,423	37,008
Current installments of long-term debt	21,924	21,908
Note payable to bank	20,000	—
Deferred revenue	88,244	77,445
Deferred income taxes	16,307	430
Accrued payroll and tax withholdings	63,381	55,819
Other accrued expenses	13,912	6,634

Total current liabilities	278,191	199,244

Long-term debt	90,044	108,804
Deferred income taxes	71,855	69,863
Deferred revenue	5,374	5,703

Total liabilities	445,464	383,614

Minority owners’ equity interest in subsidiary	1,286	1,166

Stockholders’ Equity
Common stock	397	381
Additional paid-in capital	313,873	271,116
Retained earnings	402,890	344,011
Treasury stock, at cost (1,502,999 shares in 2005 and 2004)	(26,793)	(26,793)
Foreign currency translation adjustment	5,390	8,770

Total stockholders’ equity	695,757	597,485

Total liabilities and equity	$1,142,507	982,265